Exhibit 99.1

Contact:

David Smith

(212) 515-7783

NEW SENIOR ANNOUNCES FIRST QUARTER 2018 RESULTS

Repositions Leased Portfolio and Continues Review of Strategic Alternatives

NEW YORK — May 10, 2018 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today its results for the quarter ended March 31, 2018.

1Q 2018 FINANCIAL HIGHLIGHTS

•	Net loss of $13.3 million, or $(0.16) per basic and diluted share

•	Total net operating income (“NOI”) of $47.1 million

•	Normalized Funds from Operations (“Normalized FFO”) of $17.6 million, or $0.21 per basic and diluted share

•	AFFO of $16.8 million, or $0.20 per basic and diluted share

•	Normalized Funds Available for Distribution (“Normalized FAD”) of $15.1 million, or $0.18 per basic and diluted share

1Q 2018 AND RECENT BUSINESS HIGHLIGHTS

•	Total same store cash NOI decreased 1.0% vs. 1Q’17

•	Managed same store cash NOI decreased 4.8% vs. 1Q’17

•	Triple net same store cash NOI increased 3.5% vs. 1Q’17

•	On May 9, entered into an agreement to terminate the Company’s triple net leases with Holiday

•	Intend to announce first quarter dividend by June 1, 2018

•	Review of strategic alternatives is ongoing

FIRST QUARTER 2018 RESULTS

Dollars in thousands, except per share data
	For the Quarter Ended March 31, 2018			For the Quarter Ended March 31, 2017
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
GAAP
Net loss	$(13,349)	$(0.16)	$(0.16)	$(9,895)	$(0.12)	$(0.12)

Non-GAAP(A)
NOI	$47,119	N/A	N/A	$55,389	N/A	N/A
FFO	13,376	$0.16	$0.16	23,424	$0.29	$0.28
Normalized FFO	17,644	$0.21	$0.21	24,282	$0.30	$0.29
AFFO	16,803	$0.20	$0.20	22,338	$0.27	$0.27
Normalized FAD (B)	15,113	$0.18	$0.18	20,644	$0.25	$0.25

(A)	See end of press release for reconciliation of non-GAAP measures to net loss.
(B)	Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders.

FIRST QUARTER 2018 GAAP RESULTS

New Senior recorded GAAP net loss of $13.3 million, or $(0.16) per basic and diluted share, for the first quarter of 2018, compared to GAAP net loss of $9.9 million, or $(0.12) per basic and diluted share, for the first quarter of 2017. The year over year decrease was primarily driven by no gain on sale of assets recognized during the first quarter of 2018 compared to a $4.2 million gain on sale of assets recognized during the first quarter of 2017.

FIRST QUARTER 2018 PORTFOLIO PERFORMANCE

Total NOI decreased 14.9% to $47.1 million compared to $55.4 million for 1Q 2017. Total same store cash NOI decreased 1.0% vs. 1Q 2017.

For the managed portfolio, same store average occupancy decreased 160 basis points to 85.4% compared to 87.0% for 1Q 2017, and same store RevPOR increased 1.6% to $3,113 compared to $3,063 for 1Q 2017. Year-over-year, same store cash NOI decreased 4.8% to $22.9 million compared to $24.1 million for 1Q 2017.

For the triple net portfolio, same store cash NOI increased 3.5% to $20.6 million compared to $19.9 million for 1Q 2017. Same store triple net average occupancy decreased 210 basis points to 87.4% compared to 89.5% for 1Q 2017. Same store EBITDARM coverage as of March 31, 2018 was 1.15x, down from 1.20x as of March 31, 2017. Triple net average occupancy and EBITDARM coverage are presented one quarter in arrears on a trailing twelve month basis.

UPDATE ON REVIEW OF STRATEGIC ALTERNATIVES

As previously announced on February 23, 2018, the Company’s Board of Directors, together with its management team and legal and financial advisors, is exploring a full range of strategic alternatives to maximize shareholder value. The strategic review is ongoing.

As part of the strategic review process, on May 9, 2018, the Company entered into an agreement (the “Termination Agreement”) to terminate its triple net leases with affiliates of Holiday Retirement (collectively, “Holiday”). In exchange, the Company will receive $116 million of total consideration, including a $70 million termination payment and $46 million of retained security deposits. The effectiveness of the lease termination is subject to the Company completing a refinancing of the existing debt on the portfolio, which had an outstanding face amount of approximately $666 million as of March 31, 2018 and a current coupon of 4.15%, on or before May 21, 2018. The Company expects to refinance the existing debt with a one-year $720 million secured loan bearing interest at LIBOR plus 4.0% for the first six months and increasing by 50 basis points after the sixth monthly payment date and by an additional 50 basis points after the ninth monthly payment date. If the Company is successful in refinancing the existing debt, the Company is expected to incur approximately $65 million of prepayment fees and expenses. The refinancing is expected to close in May, but it has not been completed and there can be no assurances that it will be completed on the expected terms or at all.

In addition, the parties have agreed to enter into property management agreements (collectively, the “Management Agreements”), concurrently with the termination of the leases, pursuant to which the Company will pay a management fee equal to (x) a monthly base fee in the amount of 5% of Effective Gross Income (as defined in the Management Agreements) in the first year and 4.5% of Effective Gross Income for the remainder of the term, and (y) provided the portfolio achieves certain performance thresholds, an annual incentive fee in an amount not to exceed 2% of the portfolio’s Effective Gross Income. The Management Agreements are freely terminable without penalty after the first year of the term.

The Termination Agreement and the Management Agreements were negotiated and unanimously approved by a special committee (the “Special Committee”) of the Company’s Board of Directors. The Special Committee was composed entirely of independent and disinterested members of the Board of Directors, and the Special Committee was advised by independent legal and financial advisors. Holiday is majority owned by private equity funds managed by the Company’s manager.

FIRST QUARTER DIVIDEND

The Board continues to evaluate our dividend policy in light of the ongoing strategic review, our results of operations, liquidity needs and other factors. We expect the Board to make a final determination on the amount of the first quarter dividend by June 1, 2018 and, consistent with past practice, to maintain the payment date as June 22. While the amount of such dividend has not yet been determined, it may be less than dividends declared in prior quarters, and such difference could be material.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the presentation posted in the Investor Relations section of the Company’s website, www.newseniorinv.com.

EARNINGS CONFERENCE CALL

Management will host a conference call on May 10, 2018 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing (877) 694-6694 (from within the U.S.) or (970) 315-0985 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Senior First Quarter 2018 Earnings Call.” A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newseniorinv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on June 10, 2018 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside the U.S.); please reference access code “1498898.”

ABOUT NEW SENIOR

New Senior Investment Group (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. As of March 31, 2018, New Senior is one of the largest owners of senior housing properties, with 133 properties across 37 states. New Senior is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company’s exploration of strategic alternatives, the anticipated termination of the leases with Holiday, as well as the related refinancing and entry into new management agreements, the repositioning of the lease portfolio, and the declaration or amount of any future dividend. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the Company’s review of strategic alternatives and announcement thereof. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of these and other risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual and quarterly reports filed with the Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for New Senior to predict or assess the impact of every factor that may cause its actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and New Senior expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in New Senior’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31, 2018 (Unaudited)	December 31, 2017
Assets
Real estate investments:
Land	$182,238	$182,238
Buildings, improvements and other	2,333,016	2,329,524
Accumulated depreciation	(297,035)	(275,794)

Net real estate property	2,218,219	2,235,968

Acquired lease and other intangible assets	69,139	264,438
Accumulated amortization	(59,406)	(249,198)

Net real estate intangibles	9,733	15,240

Net real estate investments	2,227,952	2,251,208
Cash and cash equivalents	120,834	137,327
Straight-line rent receivables	85,771	82,445
Receivables and other assets, net	38,190	37,047

Total Assets	$2,472,747	$2,508,027

Liabilities and Equity
Liabilities
Mortgage notes payable, net	$1,902,901	$1,907,928
Due to affiliates	8,957	9,550
Accrued expenses and other liabilities	89,709	84,664

Total Liabilities	$2,001,567	$2,002,142

Commitments and contingencies
Equity
Preferred stock $0.01 par value, 100,000,000 shares authorized and none issued or outstanding as of both March 31, 2018 and December 31, 2017	$—	$—
Common stock $0.01 par value, 2,000,000,000 shares authorized, 82,148,869 shares issued and outstanding as of both March 31, 2018 and December 31, 2017	821	821
Additional paid-in capital	898,135	898,132
Accumulated deficit	(427,776)	(393,068)

Total Equity	$471,180	$505,885

Total Liabilities and Equity	$2,472,747	$2,508,027

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except share data)

	Three Months Ended March 31,
	2018	2017
Revenues
Resident fees and services	$75,343	$86,726
Rental revenue	23,875	28,247

Total revenues	99,218	114,973
Expenses
Property operating expense	52,099	59,584
Depreciation and amortization	26,725	37,518
Interest expense	21,923	23,066
Acquisition, transaction and integration expense	2,888	348
Management fees and incentive compensation to affiliate	3,752	3,824
General and administrative expense	3,752	4,011
Loss on extinguishment of debt	—	375
Other expense	1,380	135

Total expenses	112,519	128,861
Gain on sale of real estate	—	4,199

Loss before income taxes	(13,301)	(9,689)
Income tax expense	48	206

Net loss	$(13,349)	$(9,895)

Net loss per share of common stock
Basic and diluted(A)	$(0.16)	$(0.12)

Weighted average number of shares of common stock outstanding
Basic and diluted(B)	82,148,869	82,140,750

Dividends declared per share of common stock	$0.26	$0.26

(A)	Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted average number of shares of common stock outstanding. Diluted EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the additional dilutive effect, if any, of common stock equivalents during each period.
(B)	All outstanding options were excluded from the diluted share calculation as their effect would have been anti-dilutive.

Consolidated Statements of Cash Flows (unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2018	2017
Cash Flows From Operating Activities
Net loss	$(13,349)	$(9,895)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of tangible assets and amortization of intangible assets	26,749	37,555
Amortization of deferred financing costs	2,132	2,465
Amortization of deferred revenue, net	331	190
Amortization of premium on mortgage notes payable	—	(144)
Non-cash straight-line rent	(3,326)	(4,581)
Gain on sale of real estate	—	(4,199)
Loss on extinguishment of debt	—	375
Provision for bad debt	345	645
Other non-cash expense	1,322	87
Changes in:
Receivables and other assets, net	(796)	(198)
Due to affiliates	(593)	(549)
Accrued expenses and other liabilities	2,915	(297)

Net cash provided by operating activities	$15,730	$21,454

Cash Flows From Investing Activities
Proceeds from the sale of real estate, net	$—	$14,956
Capital expenditures, net of insurance proceeds	(3,561)	(4,386)

Net cash (used in) provided by investing activities	$(3,561)	$10,570

Cash Flows From Financing Activities
Principal payments of mortgage notes payable	$(7,159)	$(4,900)
Repayments of mortgage notes payable	—	(14,730)
Payment of exit fee on extinguishment of debt	—	(178)
Payment of deferred financing costs	(587)	—
Purchase of interest rate caps	(280)	—
Payment of common stock dividend	(21,359)	(21,357)

Net cash used in financing activities	$(29,385)	$(41,165)

Net decrease in cash, cash equivalents and restricted cash	(17,216)	(9,141)
Cash, cash equivalents and restricted cash, beginning of period	157,485	97,517

Cash, cash equivalents and restricted cash, end of period	$140,269	$88,376

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$19,633	$20,679
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Issuance of common stock	$—	$139

Reconciliation of NOI to Net Loss

(dollars in thousands)

For the Quarter Ended
March 31, 2018
Total revenues	$99,218
Property operating expense	(52,099)

NOI	47,119
Depreciation and amortization	(26,725)
Interest expense	(21,923)
Acquisition, transaction and integration expense	(2,888)
Management fees and incentive compensation to affiliate	(3,752)
General and administrative expense	(3,752)
Other expense	(1,380)
Income tax expense	(48)

Net Loss	$(13,349)

Reconciliation of Net Loss to FFO, Normalized FFO, AFFO and Normalized FAD

(dollars and shares in thousands, except per share data)

For the Quarter Ended
March 31, 2018
Net loss	$(13,349)
Adjustments:
Depreciation and amortization	26,725

FFO	$13,376
FFO per diluted share	$0.16

Acquisition, transaction and integration expense	2,888
Other expense	1,380

Normalized FFO	$17,644
Normalized FFO per diluted share	$0.21

Straight-line rent	(3,326)
Amortization of deferred financing costs	2,132
Amortization of deferred community fees and other(1)	353

AFFO	$16,803
AFFO per diluted share	$0.20

Routine capital expenditures	(1,690)

Normalized FAD	$15,113
Normalized FAD per diluted share	$0.18

Weighted average diluted shares outstanding(2)	82,738

(1)	Includes amortization of above / below market lease intangibles, amortization of premium on mortgage notes payable and amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.
(2)	Includes dilutive effect of options.

Reconciliation of Year-over-Year Cash NOI (unaudited)

(dollars in thousands)

	1Q 2017					1Q 2018
	Same Store NNN Properties	Non-Same Store NNN Properties	Same Store Managed Properties	Non-Same Store Managed Properties	Total	Same Store NNN Properties	Non-Same Store NNN Properties	Same Store Managed Properties	Non-Same Store Managed Properties	Total
Cash NOI	$19,882	$3,825	$24,079	$3,336	$51,122	$20,574	—	$22,927	$644	$44,145
Straight-line rent	4,019	562	—	—	4,581	3,326	—	—	—	3,326
Amortization of deferred community fees and other(1)	(26)	(15)	(318)	45	(314)	(25)	—	(325)	(2)	(352)

Segment / Total NOI	$23,875	$4,372	$23,761	$3,381	$55,389	$23,875	—	$22,602	$642	$47,119

Depreciation and amortization					(37,518)					(26,725)
Interest expense					(23,066)					(21,923)
Acquisition, transaction & integration expense					(348)					(2,888)
Management fees and incentive compensation to affiliate					(3,824)					(3,752)
General and administrative expense					(4,011)					(3,752)
Loss on extinguishment of debt					(375)					—
Other expense					(135)					(1,380)
Gain on sale of real estate					4,199					—
Income tax expense					(206)					(48)

Net loss					($9,895)					($13,349)

(1)	Includes amortization of above / below market lease intangibles and amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

NON-GAAP FINANCIAL MEASURES

The tables above set forth reconciliations of non-GAAP measures to net income (loss), which is the most directly comparable GAAP financial measure.

A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most comparable GAAP measure. We consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance. GAAP accounting for real estate assets assumes that the value of real estate assets diminishes predictably over time, even though real estate values historically have risen or fallen with market conditions. As a result, many industry investors look to non-GAAP financial measures for supplemental information about real estate companies.

You should not consider non-GAAP measures as alternatives to GAAP net (loss) income, which is an indicator of our financial performance, or as alternatives to GAAP cash flow from operating activities, which is a liquidity measure, nor are non-GAAP measures necessarily indicative of our ability to satisfy our funding requirements. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP measures in conjunction with GAAP net (loss) income as presented in our Consolidated Financial Statements and other financial data included elsewhere in this report. Moreover, the comparability of non-GAAP financial measures across companies may be limited as a result of differences in the manner in which real estate companies calculate such measures, the capital structure of such companies or other factors.

Below is a description of the non-GAAP financial measures presented herein.

NOI and Cash NOI

The Company evaluates the performance of each of its two business segments based on NOI. The Company defines NOI as total revenues less property-level operating expenses, which include property management fees and travel cost reimbursements. The sum of the NOI for each segment is total NOI, which the Company uses to evaluate the aggregate performance of its segments.

The Company defines cash NOI as NOI excluding the effects of straight-line rent, amortization of above / below market lease intangibles and amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives. We believe that NOI and cash NOI serve as useful supplemental measures to net income because they allow investors, analysts and management to measure unlevered property-level operating results and to compare our operating results between periods and to the operating results of other real estate companies on a consistent basis.

Same store NOI and same store cash NOI include only properties owned for the entirety of comparable periods. Properties acquired, sold, transitioned to other operators or classified as held for sale during the comparable periods are excluded from the same store amounts.

FFO and Other Non-GAAP Measures

We use Funds From Operations (“FFO”) and Normalized FFO as supplemental measures of our operating performance. We use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as GAAP net income excluding gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and joint ventures to reflect FFO on the same basis. FFO does not account for debt principal payments and is not intended as a measure of a REIT’s ability to satisfy such payments or any other cash requirements.

Normalized FFO, as defined below, measures the financial performance of our portfolio of assets excluding items that, although incidental to, are not reflective of the day-to-day operating performance of our portfolio of assets. We believe that Normalized FFO is useful because it facilitates the evaluation of our portfolio’s operating performance (i) between periods on a consistent basis and (ii) to the operating performance of other real estate companies. However, comparability may be limited because our calculation of Normalized FFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define Normalized FFO as FFO excluding the following income and expense items, as applicable: (a) acquisition, transaction and integration related costs and expenses; (b) the write off of unamortized discounts, premiums, deferred financing costs, or additional costs, make whole payments and penalties or premiums incurred as the result of early repayment of debt (collectively

“Gain (Loss) on extinguishment of debt”); (c) incentive compensation recognized as a result of sales of property; (d) the remeasurement of deferred tax assets and (e) other items that we believe are not indicative of operating performance, generally reported as “Other (income) expense” in the Consolidated Statements of Operations.

Management also uses AFFO and Normalized FAD as supplemental measures of the Company’s operating performance.

We define AFFO as Normalized FFO excluding the impact of the following: (a) straight-line rents; (b) amortization of above / below market lease intangibles; (c) amortization of deferred financing costs; (d) amortization of premium on mortgage notes payable and (e) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives. We believe AFFO is useful because it facilitates the evaluation of (i) the current economic return on our portfolio of assets between periods on a consistent basis and (ii) our portfolio versus those of other real estate companies that report AFFO. However, comparability may be limited because our calculation of AFFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define Normalized FAD as AFFO less routine capital expenditures, which we view as a cost associated with the current economic return. Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders.